UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 27, 2009

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

The Company entered into financing and repayment agreements that collectively raise AUD$644,000 in new funding and eliminate liabilities totaling approximately AUD$2.5 million.  The agreements are further described under Item 5.02 below.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 27, 2009, the Company accepted the resignation, effective immediately, of Phillip Simpson from his position as Director of Empire Energy Corporation International and from his positions as Director and Executive Director of its wholly owned subsidiary, Great South Land Minerals, Limited (GSLM). Mr. Simpson resigned in conjunction with financing and repayment agreements with Empire and GSLM.

In conjunction with his resignation, Mr. Simpson, and his company, Terralina Pty. Ltd. provided new funding totaling AUD$644,000 to GSLM.  Empire and GSLM agreed to repay, in full, loans made to GSLM in 2008 by Terralina in the amount of AUD$1,710,000 plus accrued interest and to pay certain employment entitlements.

Consideration to be remitted by Empire and GSLM will be comprised of a total of 4,506,200 Mach One Corporation (MNCN.PK) shares held by Empire, a Mach One Convertible Note with a face value of USD$523,821, 2.5 million newly-issued Empire shares, a note payable by GSLM to Terralina in the amount of AU$400,000 earning interest at an annual rate of 10% per annum, 2 million common shares of Zeehan Zinc Ltd and a warrant to allow purchase by Terralina of 7 million Empire common shares for a period of five years at a price of $.07 per share.  The shares of Zeehan Zinc are to be acquired from Empire’s CEO, Malcolm Bendall.

Item 8.01

Other Events

On January 30, 2009 we issued a press release disclosing the financing and repayment agreements, the resignation of Phillip Simpson and additional matters.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated January 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: February 2, 2009	By:	/s/ John Garrison
Mr. John Garrison President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 30, 2009.

4